Exhibit 4.9

                        SECURITIES SUBSCRIPTION AGREEMENT

Futuremedia Public Limited Company
Media House, Arundel Road
Walberton, Arundel
West Sussex, BN18QP

Gentlemen:

         The undersigned understands that the Company is hereby making an offer (the"Offer") of up to an aggregate of 7,646,154 Ordinary Shares, 1-1/9 pence p share, of th Company (the "Shares") at a purchase price of $0.065 per Ordinary share.

         The Offer will expire on March 21, 2002 unless extended by the Company, in its sole discretion (the "Expiration Date").

      1. Subscription. Subject to the terms and conditions of this Agreement, the undersigned hereby tenders this subscription for the purchase of the number of Shares set forth on the signature page of this Agreement. Payment of the aggregate purchase price is required at the time of delivery of this Agreement to the Company. The undersigned acknowledges that, in order to subscribe, the undersigned must deliver, to the attention of Peter Machin at the Company, prior to the Expiration Date, one executed copy of this Agreement

      2. Risk Factors. The undersigned acknowledges and is aware that investment in the Shares involves a substantial degree of risk and should be regarded as highly speculative. As a result, the subscription for Shares should be considered only if the undersigned can reasonably afford a loss of its entire investment. The undersigned should carefully consider, among other things, the following factors relating to the Company:

            (a) Financial Condition and Liquidity. As of December 31, 2001 on an unaudited basis, the Company had a working capital deficiency of GBP767,000 (U.S.$1,088,000). There is therefore a recognised need to secure additional funding.

      The Company owns a freehold property, which is being actively marketed at a value in excess of its carrying value with a view to disposal in the short term.. The anticipated sale proceeds of this building, net of the current mortgage debt, repayment of the long-term loan and relocation expenses, will provide additional funds. In addition, management has plans, which it is currently implementing, for further reductions in its cost base. By so reducing its cost base, management believes it will still retain its ability to service its current customer base and to exploit new opportunities using its existing technology, although it will have curtailed its capacity for developing future products.

      The Company will, depending upon its future results of operations, its then current level of activities, and the amount of net proceeds raised hereunder, require additional capital in both the short and long term.

      There are no assurances that the Company will be successful in any of the above, or that any new funds will be made available on terms acceptable to the Company. There is therefore substantial doubt that the Company will be able to continue as a going concern.

            (b) New Products and Technological Change. The Company's business will be significantly impacted by technological changes and innovations. The market for the Company's products is characterised by rapidly changing technology, evolving industry standards and frequent introductions of new products. The Company's success depends upon its ability to enhance its existing products and to introduce new competitive products with features that meet changing customer requirements. As new products are introduced, the Company must attempt to monitor closely the range of its products to be replaced and to phase out their production and distribution in a controlled manner. There can be no assurance, however, that such product transitions will be executed without adversely affecting overall product sales or that the Company will be successful in identifying, developing, and marketing new products or enhancing its existing products. The Company's business would be adversely affected if the Company were to incur delays in developing new products or enhancements or if such products or enhancements did not gain market acceptance. In addition, there can be no assurance that products or technologies developed by one or more of the Company's present or potential competitors could not render obsolete both present and future products of the Company.

            (c) Limited Product Duration. There is no assurance that the useful life of any product will be long enough to enable the Company to recover its development costs. In addition, sales of certain of the Company's products generally may tend to decline over time unless the products are enhanced or repackaged.

            (d) Changing Customer Preferences. Customer preferences for instructional programs, entertainment and other software products are continually changing. There can be no assurance that the Company's products will receive and/or maintain substantial market acceptance. Changes in customer preferences could adversely affect levels of market acceptance of the Company's products and its operating results.

            (e) Competition. The net-based learning business is new and rapidly evolving with a growing number of competitors. The Company currently competes both with smaller UK based companies as well as larger multinational firms in the development and implementation of net-based learning products. Many of these competitors are more established, better capitalised and have a larger market position than the Company.

            (f) Reliance on Significant Customers. For the six months ended October 30, 2001, the Company's two largest customers together represented approximately 69% of gross sales of the Company. The loss of either of these major customers would have a material adverse effect on the Company's business.

            (g) Overseas Customers. Some of the Company's products may be supplied to customers located outside the United Kingdom. Action for the recovery of debts from these customers may prove more difficult and more expensive, if it is possible at all, than from customers located within the jurisdiction of English courts. In addition, claims against the Company may be brought in overseas courts, and may prove more costly or difficult to defend than claims brought in English courts.

            (h) Absence of Patent Protection. The Company's ability to compete successfully will depend on (i) its ability to protect its proprietary technology, and (ii) the ability of the Company's suppliers to protect the technology of the products distributed by the Company on their behalf. The Company has no patents with respect to its product design or production processes. In choosing not to seek patent protection, the Company instead has relied on the complexity of its technology, its trade secret protection policies, common law trade secret laws, copyrights, and confidentiality and/or license agreements entered into with its employees, suppliers, sales agents, customers and potential customers. As a part of its trade secret protection policies, the Company tries to limit access to, and distribution of, its software, related documentation and other proprietary information. There can be no assurance that such strategy will prevent or deter others from using the Company's products to develop equivalent or superior products or technology, or from doing so independently. Further, there can be no assurance that the Company will seek or obtain patent protection for future technological developments or that any patents that may be granted in the future would be enforceable or would provide the Company with meaningful protection from competitors. In addition, there can be no assurance that the Company's product do not, and that its proposed products will not, infringe any patents or rights of others. If a patent infringement claim is asserted against the Company, whether or not the Company is successful in defending such claim, the defence of such claim may be very costly. While the Company is unable to predict what such costs, if any, would be incurred if the Company were obliged to devote substantial financial or management resources to patent litigation, its ability to fund its operations and to pursue its business goals may be substantially impaired.

            (i) Seasonality and Product Shortages. The demand for the Company's products is generally expected to be stronger in the second half of the fiscal year (which ends on April 30) and weaker in the first half due to seasonal buying patterns in the United Kingdom and the rest of Europe.

            (j) Foreign Trade Regulations. While the Company sells foreignproduced products, it generally purchases them from European subsidiaries of foreign suppliers. The Company's ability to remain competitive with respect to the pricing of the imported components could be adversely affected by increases in tariffs or duties, currency fluctuations, changes in trade treaties, strikes in air or sea transportation, and possible future European legislation with respect to pricing and import quotas on products from nonEuropean Community countries. The Company's ability to be competitive in or with the sales of imported components also could be effected by other governmental actions related to, among other things, anti-dumping legislation and international currency fluctuations

            (k) Absence of Dividends. The Company has not paid cash dividends during its history with the exception of a dividend paid in 1990. It is unlikely that the Company will declare or pay cash dividends in the foreseeable future. The Company intends to retain earnings, if any, to expand its business operations.

            (l) English Corporation. The Company is incorporated under English law. The rights of holders of the Shares are largely governed by English law, including the Companies Act 1985, and by the Company's Memorandum and Articles of Association. These rights differ in certain material respects from the rights of shareholders in typical U.S. corporations.

            (m) Continued Control By Existing Shareholders. Upon completion of this Offer (and other offers being made simultaneously on substantially similar terms), the present directors of the Company and their affiliates will beneficially own approximately 30% of the Company's outstanding capital shares (excluding outstanding warrants and options) and, accordingly, will be in a position to influence the election of the Company's directors and direct its affairs.

            (n) Changes in Exchange Rates. A majority of the Company's revenues to date have been received in pounds sterling and the Company maintains its financial statements in pounds sterling. However, revenues are sometimes received in euro and other European currencies, which are translated into pounds sterling for the Company's accounting presentation. Fluctuations in the value of the pound sterling against the euro and other European currencies have caused, and are likely to cause, amounts translated into pounds sterling to fluctuate in comparison with previous periods. The Company currently does not engage in any hedging transactions that might have the effect of minimising the consequences of currency exchange fluctuations. Such fluctuations may adversely affect the Company's results of operations.

            (o) Listing Maintenance Criteria for Nasdaq System; Disclosure Relating to Low-Priced Stocks. The Company's American Depository Shares ("ADSs"), as evidenced by American Depository Receipts ("ADRs"), which in turn evidence the Company's Ordinary Shares, are currently traded on the Nasdaq SmallCap Market ("The SmallCap Market"). No assurance can be given that an orderly trading market will be sustained in the future. Moreover, the National Association of Securities Dealers, Inc., (the "NASD") which administers Nasdaq, requires that, in order for a company's securities to continue to be listed on the SmallCap Market, the company must maintain either $2,000,000 in net tangible assets, $35,000,000 in market capitalization or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. With effect from November 30, 2002, the net tangible assets criterion will change to a minimum stockholder's equity requirement of $2,500,000. The Company had stockholder's equity of $1,155,000 as of October 31, 2001. In addition, continued inclusion requires that the Company maintain two registered and active market-makers. The failure to meet these listing maintenance criteria in the future may result in the de-listing of the Company's ADSs from the Nasdaq SmallCap Market. In such an event, the liquidity of the Company's ADSs and/or Ordinary Shares may be adversely affected and investors may find it more difficult to dispose of; or to obtain accurate quotations as to the market value of, the Company's Ordinary Shares.

      In addition, in the event the Company's ADSs are delisted from the SmallCap Market, the Company's ADSs and Ordinary Shares may become subject to the "penny stock" rules of the United States Securities and Exchange Commission (the "Commission"). A "penny stock" is generally an equity security with a market price of less than $5.00 per share which is not quoted through the Nasdaq system or a national securities exchange in the United States. Due to the risks involved in an investment in penny stocks, United States securities laws and regulations impose certain requirements and limitations on broker/dealers who recommend penny stocks to persons other than their established customers and accredited investors, including making a special written suitability determination for the purchaser, providing purchasers with a disclosure schedule explaining the penny stock market and its risks and obtaining the purchaser's written agreement to the transaction prior to the sale. These requirements may limit the ability of broker/dealers to sell penny stocks. Also, because of these requirements and limitations, many broker/dealers may be unwilling to sell penny stocks at all. In the event the Company's Ordinary Shares become subject to the Commission's rules relating to penny stock, the trading market for the ADSs may be materially adversely affected.

            (p) Limitations on Transferability of Shares. The Shares have not been registered with, recommended by or approved by any governmental or regulatory authority (including the Commission), that no such authority has made any finding or determination as to the fairness of any investment in the Shares, and that the transferability of the Shares may be restricted under applicable laws (including without limitation the United States Securities Act of 1933, as amended (the "Act") and the regulations promulgated thereunder).

            (q) Possible Issuance of Additional Shares. The Company presently has outstanding options and warrants, pursuant to which approximately an aggregate of 4,841,303 Ordinary Shares may be issued upon exercise thereof. The issuance of any additional Ordinary Shares, whether upon the exercise of derivative securities, including options and/or warrants, in connection with a financing or otherwise, including additional Ordinary Shares issuable as a consequence of any anti-dilution provisions (if any) set forth in the instruments evidencing such derivative securities, would reduce the proportionate ownership and voting power of then-existing Shareholders, including investors hereunder.

            (r) Shares Eligible for Future Sale. A significant number of the Company's outstanding Ordinary Shares are available for sale in the public marketplace. No prediction can be made as to the effect, if any, that sales of such Ordinary Shares or the availability of such Ordinary Shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Ordinary Shares may be sold in the public market may adversely affect prevailing prices for the Ordinary Shares, and could impair the Company's ability to raise additional capital through the sale of its equity securities.

      3. Acceptance of Subscription. It is understood and agreed that this Agreement is subject to the following terms and conditions:

            (a) Investments are not binding on the Company until accepted by the Company.

            (b) The undersigned hereby intends that his signature hereon shall constitute an irrevocable subscription to the Company for the number of Shares described herein.

      4. American Depositary Receipts. To the extent necessary, the Company shall amend its Depositary Agreement, currently in place with The Bank of New York, to include the Shares as ADSs and/or to take all reasonably necessary action to deliver to the purchaser ADRs evidencing American Depositary Shares in lieu of the Shares. The Company shall bear all costs and expenses in connection with the conversion of any of the Shares into ADRs.

      5. Representations and Warranties of the Undersigned. The undersigned hereby represents and warrants to the Company as follows:

            (a) The undersigned (i) has adequate means of providing for its current needs and possible contingencies, and it has no need for liquidity of its investment in the Company; (ii) has such knowledge and experience in financial matters that the undersigned is capable of evaluating the relative risks and merits of this investment; and (iii) understands that an investment in the Shares is highly speculative and is able financially to bear the risk of losing its entire investment.

            (b) The address set forth on the signature page of this Agreement is its true and correct business address, and it has no present intention of changing its business location to any other jurisdiction.

            (c) The undersigned has received and read and represents that it is familiar with this Agreement.

            (d) The undersigned, and its representatives, if any, have received copies of the following documents: (i) the Company's Annual Report on Form 20-F for the fiscal year ended April 30 2001, attached hereto as Exhibit A; (ii) drafts of the Company's reports on Form 6-K for the fiscal quarters ended July 31, 2001 and October 31, 2001, respectively, attached hereto as composite Exhibit B; (iii) and the Company's Press Releases distributed since April 30, 2001, attached hereto as composite Exhibit C. The undersigned acknowledges that it has reviewed the information contained therein. It further acknowledges that it has had the opportunity to ask representatives of the Company questions about the Company's business and financial condition and that it has obtained such information as it has requested to the extent it has deemed necessary to permit it to fully evaluate the merits and risks of its investment in the Company. Further, the undersigned has consulted with such other of its investment and/or accounting and/or legal and/or tax advisors as it has deemed necessary and appropriate in making its decision to acquire the Shares.

            (e) If the undersigned is a corporation, partnership, trust, or other entity, (i) it is authorised and qualified to become a shareholder o f and authorised to make its investment in, the Company; (ii) it has not been formed for the purpose of acquiring an interest in the Company; and (iii) the person signing this Agreement on behalf of such entity has been duly authorised by such entity to do so.

            (f) The undersigned is not relying on the Company or any representation contained herein or in the documents referred to herein with respect to the tax and economic effect of its investment in the Company.

            (g) The undersigned understands (i) that it is the Company's intent that all communications and other activities relating to this Agreement and the transactions contemplated hereby are being carried out in compliance with the Financial Services and Markets Act 2000 ("FSMA") and related secondary legislation, including without limitation the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001, SI 2001 No. 1335 ("Statutory Instrument 2001 No. 1335") and (ii) that the Company is relying certain exemptions in Statutory Instrument 2001 No. 1335. The undersigned is authorised within the meaning of the FSMA.

            (h) The undersigned understands that the Shares being sold hereunder have not been registered under the Act, and that the Shares are being offered and sold in an "offshore transaction" outside the United States in accordance with Rule 903 of Regulation S ("Regulation S"), promulgated under the Act.

            (i) At the time the offer to buy the Shares was made, the undersigned and all beneficial owners of the Shares purchased by the undersigned on behalf of such persons were outside of the United States of America, Canada, Japan, the Republic of Ireland and Australia. The undersigned further represents that the undersigned and all such beneficial owners did not receive any offering documents, with respect to the purchase of the Shares, in the United States of America, Canada, Japan, the Republic of Ireland or Australia.

            (j) The Shares for which the undersigned hereby subscribes are being acquired solely for its own account or for the account of beneficial owners that the undersigned represents, and are not being purchased with a view to or for distribution. It has no present plans to enter into any such contract, undertaking, agreement or arrangement. In order to induce the Company to sell and issue the Shares subscribed for hereby to the undersigned, it is agreed that the Company will have no obligation to recognise the ownership, beneficial or otherwise, of such Shares by anyone but the undersigned and the beneficial owners that the undersigned represents.

            (k) The undersigned understands that the Shares may not be transferred, sold, assigned, hypothecated or otherwise disposed of, except:
(a)(i) pursuant to a registration statement, filed with and declared effective by the Commission, (ii) in an offshore transaction in compliance with Regulation S or (iii) pursuant to another available exemption from the registration requirements under the Act upon the delivery of an opinion of counsel, certification and/or other information satisfactory to the Company and (b) in compliance with all other applicable laws.

            (l) The undersigned understands that, in order to ensure compliance with applicable securities laws, the certificates or ADRs evidencing the Shares will be held in escrow by Thomas, Eggar Verrall, Bowles, Solicitors of Chichester, England (the "Escrow Agent"), for a period of 40 days following the date of receipt by the Company of payment in full for all Shares purchased hereunder (the "Restricted Period").

      The foregoing representations and warranties are true and accurate as of the date of delivery of this Agreement to the Company and shall survive such delivery. If in any respect such representations and warranties shall not be true and accurate prior to acceptance of this subscription by the Company, the undersigned shall give written notice of such fact to the Company, specifying which representations and warranties are not true and accurate and the reasons therefor.

      6. Delivery of Certificates; Transfer Agent Instructions.

            (a) The Company will cause to be placed in escrow, as described herein, either certificates or ADRs evidencing the Shares being purchased hereunder without any restrictive legends affixed thereon (except to the extent that any such restrictive legends may be required by The Bank of New York or any successor depositary of the Company's ADR facility). The certificates or ADRs will be issued in the name of the undersigned and will be held in escrow by the Escrow Agent during the Restricted Period. Upon the expiration of the Restricted Period, the Escrow Agent will deliver the certificates representing the Shares or the ADRs to the undersigned.

            (b) Notwithstanding anything contained herein to the contrary, the Company and the undersigned hereby agree and acknowledge that the Escrow Agent is holding the certificates or ADRs evidencing the Shares solely for administrative convenience purposes only, and that no duty or obligation, direct or indirect, whether affirmative or not, is hereby imposed, created or otherwise assumed or undertaken by the Escrow Agent with respect thereto.

      7. Costs and expenses Incident to the Purchase. The Company shall bear all costs and expenses incident to the issuance, sale and delivery of the Shares, including, but not limited to, all legal fees; the preparation, printing and delivery of stock certificates; and any cost and expense in connection with the conversion of any of the Shares into ADRs. The Company shall not be obligated to pay any commissions or issue any warrants or options to any third parties or the undersigned in connection with the sale of the Shares pursuant to this Agreement.

      8. Indemnification. The undersigned acknowledges that it understands the meaning and legal consequences of the representations and warranties contained herein, and hereby agrees to indemnify and hold harmless the Company, the Company's officers and directors, and their respective agents, employees and affiliates, from and against any and all losses, claims, damages or liabilities, including reasonable solicitors' or attorneys' fees, due to or arising out of a breach of any representation (s) or warranty(s) of the undersigned contained in this Agreement.

      9. Further Assurances. The undersigned hereby agrees to execute or sign any and all other documents and/or take any and all such further actions as the Company may reasonably request or require in connection with the transactions contemplated by this Agreement.

      10. No Waiver. Notwithstanding any of the representations, warranties, acknowledgments or agreements made herein by the undersigned, the undersigned does not thereby or in any other manner waive any rights granted to it under U.S. federal or state securities laws, the laws of England and Wales or any other jurisdiction.

      11. Revocation. The undersigned acknowledges and agrees that its subscription for the Shares made by the execution and delivery of this Agreement by the undersigned is irrevocable.

      12. Miscellaneous.

            (a) All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the undersigned at its address set forth below and to Futuremedia Public Limited Company at Media House, Arundel Road, Walberton, Arundel, West Sussex, BN18 OQP, Attention: Peter Machin.

            (b) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and shall be governed by the laws of England and Wales.

            (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

            (d) This Agreement shall be binding upon the legal representatives, successors and assigns of all parties hereto.

            (e) All terms used herein shall be deemed to include the masculine and the Feminine and the singular and the plural as the context requires.

            SIGNATURE PAGE FOR CORPORATIONS, TRUSTS AND PARTNERSHIPS

EXECUTED this     15th day of March, 2002

Number of Shares Subscribed for: 7,646,154 Shares at U.S.  $0.065 per Share.

Payable: By Installments totaling GBP350,000 Sterling (equivalent to $497,000 at a translation of GBP1.00=$1.42), to be paid no later than the end of September 2002.

Silverdash Limited

By:  /s/ Stephen Davies
     ------------------------------------
         (Signature of Authorised Person)

     Stephen Davies
     ------------------------------------
         (Print Name of Authorised Person)

     Director
     ------------------------------------
         (Title of Authorised Person)


      The Studio, Waterside, Halfway Bridge, Petworth, West Sussex GU28 9BP
      ---------------------------------------------------------------------
                                    (Address)

    01798 860888
------------------------         -----------------------------------------------
(Telephone Number)               (Federal Employer Identification Number or
                                       Other Tax Identification Number)

                                   ACCEPTANCE

      APPROVED AND ACCEPTED in accordance with the terms of this Agreement on this 19th day of March, 2002.

                                      FUTUREMEDIA PUBLIC LIMITED COMPANY

                                      By: /s/ Peter Machin for Mats Johansson
                                          --------------------------------------
                                          Mats Johansson Chief Executive Officer

                                    Exhibit A

                 FORM 20-F FOR FISCAL YEAR ENDED APRIL 30, 2001

                                    Exhibit B

                     FORMS 6-K FOR THE FISCAL QUARTERS ENDED
                          JULY 31 AND OCTOBER 31, 2001

                                    Exhibit C

                       PRESS RELEASES SINCE APRIL 30, 2001

March 20, 2002

Futuremedia Public Limited Company
Media House, Arundel Road
Walberton, Arundel
West Sussex, BN18 OQP

RE: Futuremedia PLC (the "Company")

Gentlemen:

Reference is made to the Securities Subscription Agreement dated March 15, 2002 between the undersigned and the Company pursuant to which the undersigned agreed to subscribe for an aggregate of 7,646,154 Shares at a purchase price of $0.065 per Share (the "Agreement"). Defined terms used in this letter but not defined herein shall have the meaning provided in the Agreement.

The purpose of this letter is to amend the Agreement as follows:

         1. Section 1 of the Agreement shall be amended such that the aggregate purchase price shall be payable in installments as follows:

                  Payable by installments totaling GBP350,000 Sterling (equivalent to $497,000 US at a translation of GBP1=$1.42), to be paid no later than the end of September, 2002.

         2. Section 5(g) of the Agreement shall be deleted in its entirety and replaced with the following:

                           "(g) The undersigned understands (i) that it is the
                  Company's intent that all communications and other activities relating to this Agreement and the transactions contemplated hereby are being carried out in compliance with the Financial Services and Markets Act 2000 ("FSMA") and related secondary legislation, including without limitation the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001, SI 2001 No. 1335 ("Statutory Instrument 2001 No. 1335")
                  and (ii) that the Company is relying on certain exemptions in Statutory Instrument 2001 No. 1335. The undersigned is either a Certified High Net Worth Individual or a Certified Sophisticated Investor, or an Association of such individuals, as such terms are defined in Statutory Instrument 2001 No. 1335."

Except as provided above, the Agreement shall remain unchanged and shall continue in full force in effect.

Please counter-sign this letter above to indicate the Company's agreement with the foregoing.

Sincerely,

/s/ Stephen Davies
--------------------------------------
Silverdash Limited

Agreed and acknowledged:

Futuremedia PLC

By:  /s/ Mats Johansson
     ---------------------------------
     Mats Johansson
     Chief Executive Officer

                           STATEMENT OF HIGH NET WORTH

I make this statement so that I am able to receive promotions which are exempt from the restriction on financial promotion in secton 21 of the Financial Services and Markets Act 2000. The exemption relates to certified high net worth individuals and I declare that I qualify as such. I accept that the content of promotions and other material that I receive may not have been approved by a person who has been authorised under that Act and that their content may not therefore be subject to controls which would apply if the promotion were made or approved by an authorised person. I am aware that it is open to me to seek advice from someone who is authorised under the Act and who specializes in advising on this kind of investment.


By:  /s / Stephen R. W. Davies
    ---------------------------------

Name:  Stephen R. W. Davies
     --------------------------------

Date: 20.3.02

                                  PAUL R. CAPON
                                   ACCOUNTANT
                                 9 MONICA COURT
                                  VILLAGE ROAD
                                     ENFIELD
                                    MIDDLESEX
                                     EN12LG

                       Tel: 0208 3679139 Fax: 0208 3674939

Re: S.R.W. Davies
The Locks
Buddington
Midhurst
West Sussex
GU29 0QW


Certificate of high net worth

In my opinion the above individual has had, during the financial year immediately preceding the date hereof, an annual income of not less than GBP100,000 and qualifies as a high net worth individual for the purposes of
Article 48 of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001.


/s/ P. R. Capon
---------------------------
P. R. Capon

20 March 2002